ROBERT BRANTL, ESQ.

52 Mulligan Lane

Irvington, NY 10533

914-693-3026

June 9, 2016

Spiral Toys Inc.

30077 Agoura Court, Suite 230

Agoura Hills, CA 91301

Re: Amendment No. 1 to Registration Statement on Form S-1 (the “Registration Statement”)

Gentlemen:

I have acted as counsel to Spiral Toys Inc., a Nevada corporation (the “Company”), in connection with its filing on June 9, 2016 with the Securities and Exchange Commission (the “Commission”) of Amendment No. 1 to the registration statement on Form S-1 (File No. 333-211199) (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the offer and sale by three named equity holders (the “Selling Shareholders”) of up to 11,515,600 shares of the Company’s common stock (the “Shares”), including 11,469,304 shares which may be issued by the Company to the holders of certain 10% Convertible Debentures (the “Debenture Holders”) upon conversion of principal or interest accrued under the 10% Convertible Debentures. For purposes of this opinion, I have examined and relied upon such documents, records, certificates and other instruments as I deemed necessary.

Based upon and subject to the foregoing, I am of the opinion that the Shares offered by the Debenture Holders, when issued upon conversion of the 10% Convertible Debentures in accordance with their terms and offered for sale by the Debenture Holders, will be legally issued, fully paid, and non-assessable. I am also of the opinion that the remainder of the Shares have been legally issued and are fully paid and non-assessable.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of my name in the Prospectus forming a part of the Registration Statement under the caption “Legal Matters.”

Very truly yours,

/s/ Robert Brantl
Robert Brantl